Exhibit J (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 33-50773) of Federated Total Return Series, Inc., and to the incorporation by reference of our report, dated January 16, 2009, on Federated Total Return Bond Fund (one of the portfolios constituting Federated Total Return Series, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2009